Exhibit 10.3

ADVANCE HOLDINGS, LLC
2013 EQUITY INCENTIVE PLAN

1.DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Unit-based and other incentive Awards.

3.ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.LIMITS ON AWARDS UNDER THE PLAN

(a)Number of Units. A maximum number of 138,500,000 Class A Units of the Company (“Units”) may be delivered in satisfaction of Awards under the Plan. The number of Units delivered in satisfaction of Awards, for purposes of the preceding sentence, will be determined net of Units withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, without including any Units underlying Awards that are settled in cash, that otherwise expire or become unexercisable without having been exercised, or that are forfeited to or repurchased by the Company for cash due to the failure to vest.

5.ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors, and consultants and advisors to the Company and its subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Eligibility for Options is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.RULES APPLICABLE TO AWARDS

(a)All Awards.

(1)Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award, the Plan, and the Advance Holdings, LLC Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)Term of Plan. No Awards may be made after December 31, 2022, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)Transferability. Awards, except as the Administrator otherwise expressly provides, may not be transferred other than by will or by the laws of descent and distribution, and in no event may the Participant pledge, create a security interest in or lien on, or in any way encumber any Award.

(4)Vesting; Repurchase Rights.

(A)Vesting

i) The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment or other service relationship ceases:

ii) Immediately upon the cessation of the Participant’s Employment or services relationship, each Award requiring exercise that is then held by the Participant will cease to be exercisable and will terminate, except to the extent otherwise provided in (iii) or (iv) below, and all other Awards that are then held by the Participant, to the extent not already vested will be forfeited.

iii) All Options and IARs held by a Participant immediately prior to termination of the Participant’s Employment or other service relationship by the Company other than for Cause or for death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 60 days, or (ii) the period ending on the latest date on which such Option or IAR could have been exercised without regard to this Section 6(a)(4), and will thereupon automatically and immediately terminate without any consideration due to the Participant.

iv) All Options and IARs held by a Participant immediately prior to termination of the Participant’s Employment or other service relationship as a result of Participant’s death or Disability and other than for Cause, to the extent then exercisable, will remain exercisable for 6 months, or such longer period of time as is specified in the Award agreement (but in no event later than the expiration of the term of such Option as set forth in the Award agreement), and will thereupon automatically and immediately terminate without any consideration due to the Participant.

v) All Options and IARs held by a Participant immediately prior to the cessation of the Participant’s Employment or other service relationship will automatically and immediately terminate upon such cessation without any consideration due to the Participant if the Participant’s Employment or other service relationship is terminated in connection with an act or failure to act constituting Cause (or such Participant’s Employment or other service relationship could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Employment or other service relationship).

(B)Repurchase Rights

i) Upon the cessation of the Participant’s Employment or other services relationship for any reason, any then outstanding vested Award (and any Units issued upon exercise of any Awards) will be subject to repurchase by the Company pursuant to the terms and conditions set forth in this Section 6(a)(4)(B). The Company’s opportunity to repurchase an Award or Units pursuant to this Section 6(a)(4)(B) is referred to herein as the “Repurchase  Option” and all or any portion of any such outstanding and vested Award (or Units issued upon exercise of any Awards) that the Company elects to repurchase hereunder, as applicable, is referred to herein individually as the “Repurchase  Award” and collectively the “Repurchase Awards.”

ii) Upon the cessation of the Participant’s Employment or other service relationship for any reason, the Company may elect, until the later of 60 days from the date of termination or 60 days following the date that is 6 months and 1 day after the Participant exercised the applicable Option or IAR, to purchase the Repurchase Awards. If the Participant’s Employment or other service relationship is voluntarily terminated by the Participant, or terminated by the Company without Cause, the Repurchase Awards will be purchased at a price equal to the aggregate fair market value of the Units subject to such Repurchase Award (as determined in good faith by the Administrator) minus the aggregate exercise price of such Units in the event of the repurchase of an unexercised Award (such amount, the “Repurchase Amount”). If the Participant’s Employment or other service relationship is involuntarily terminated for Cause the

Repurchase Amount will be the lesser of fair market value at the time of termination or the exercise price paid by the Participant. In the event that a repurchase of Awards or Units pursuant to this Section 6(a)(4)(B) would result in no consideration paid to the Participant, the Participant’s Awards or Units, as applicable, will be automatically forfeited with no further action on the part of the Company.

iii) The Company shall elect to exercise the Repurchase Option by delivering written notice during the period specified above (the “Repurchase Notice”) to the Participant of the applicable Repurchase Awards (or its permitted transferee). The Repurchase Notice will include (a) the Administrator’s determination of fair market value, (b) the resulting calculation of the Repurchase Amount and (c) if applicable, a check for the Repurchase Amount, or at the option of the Company, the issuance to the Participant of a promissory note in the aggregate principal amount of the Repurchase Amount, the principal amount of which note will be due and payable upon a Company Sale and prepayable in whole or in part from time to time without premium or penalty at the option of the Company, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of this Section 6(a)(4)(B). Following such payment hereunder, the Participant will have no further rights under the Plan.

iv) In the event that the Company has exercised the Repurchase Option pursuant to this Section 6(a)(4)(B) and has paid the Repurchase Amount and thereafter the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality, the Participant will be obligated to deliver to the Company, within 5 days following notice from the Company that such amount is due, the Repurchase Amount paid by the Company for the Repurchase Awards, in the case of an Award requiring exercise, to the extent the Repurchase Amount exceeded the Exercise Price.

(5)Competing Activity. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement, the Plan, and such Participant’s employment agreement or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality, including without limitation, such Participant’s employment agreement with the Company or its Affiliates.

(6)Taxes. The delivery, vesting and retention of under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Units from an Award or permit a Participant to tender previously owned Units in satisfaction of tax withholding requirements (but not in excess of the amount required to be withheld by law or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion).

(7)Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as an equity holder except as to Units actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment other service relationship for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8)Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its subsidiaries may be settled in Units (including, without limitation, Unrestricted Units) if the Administrator so determines, in which case the Units delivered will be treated as awarded under the Plan (and will reduce the number of Units thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9)Section 409A. Each Award may contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(10)Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of Units and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Units is listed or entered for trading, in each case as determined by the Administrator.

(b)Awards Requiring Exercise.

(1)Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be 100% of the fair market value of the Units subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Awards, once granted, may be repriced only in accordance with the applicable requirements of this Plan.

(3)Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted Units that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe, (ii) by other means acceptable to the Administrator, or (iii) by any combination of the foregoing permissible forms of payment. No Award requiring exercise or portion thereof may be exercised unless, at the time of exercise, the fair market value of the Units subject to such Award or portion thereof exceeds the exercise price for the Award or such portion. The delivery of Units in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)Maximum Term. Awards requiring exercise will have a maximum term not to exceed 10 years from the date of grant.

(5)Conditions Of Exercise. It shall be a condition to the delivery of Units under any Award that the Participant execute and be bound by all terms and conditions of the LLC Agreement.

7.EFFECT OF CERTAIN TRANSACTIONS

(a)Mergers, etc. Except as otherwise provided in an Award, the Administrator shall, in its sole discretion, determine the effect of a Covered Transaction on Awards, which determination may include, but is not limited to, taking the following actions:

(1)Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)Cash-Out of Awards. If the Covered Transaction is one in which holders of Units will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then subject to Section 7(a)(5) below the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one Unit (as determined by the Administrator in its reasonable discretion) times the number of Units subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an IAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Units) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator may not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3)Acceleration of Certain Awards. The Administrator may provide that each Award requiring exercise will become fully exercisable, and the delivery of any Units remaining deliverable under each outstanding Award of Units (including Restricted Incentive Units and Performance Awards to the extent consisting of Units) will be accelerated and such

Units will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Units, as the case may be, to participate as an equity holder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award may not be accelerated and the Administrator in lieu thereof may take such steps as are necessary to ensure that payment of the Award is made in a medium other than Units and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4)Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than in Units (but only to the extent of such right); and (iii) outstanding Restricted Incentive Units (which will be treated in the same manner as other Units, subject to Section 7(a)(5) below).

(5)Additional Limitations. Any Unit and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Units that do not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Units in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)Changes in and Distributions With Respect to Units.

(1)Basic Adjustment Provisions. In the event of a dividend, split or combination of Units (including a reverse split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of ASC Topic 718, the Administrator shall make appropriate adjustments to the maximum number of Units specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of Units or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to equity holders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, where applicable.

(3)Continuing Application of Plan Terms. References in the Plan to Units will be construed to include any equity interests or securities resulting from an adjustment pursuant to this Section 7.

8.LEGAL CONDITIONS ON DELIVERY OF UNITS

The Company will not be obligated to deliver any Units pursuant to the Plan or remove any restriction from Units previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Units have been addressed and resolved; (ii) if the outstanding Units are at the time of delivery listed on any stock exchange or national market system, the Units to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Units has not been registered under the Securities Act, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or foreign securities laws. The Company may require that certificates evidencing Units issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Units, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon equity holder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator.

10.OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.MISCELLANEOUS

(a)Arbitration. Any dispute, controversy or claim arising out of or relating to the Plan or any Award, the breach, termination, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this arbitration agreement), or its subject matter shall be settled by binding arbitration administered by a single arbitrator from the American Arbitration Association selected by the Company and to which the Participant has no reasonable objection. Such arbitration shall be conducted in accordance with the commercial rules and regulations promulgated by the American Arbitration Association applying the Laws of the State of Delaware. The arbitration shall be conducted in Los Angeles, California. The decision of the arbitrator shall be final and unappealable, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b)Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award; provided, that nothing in this Section 11(b) will limit the ability of the Administrator or the Company, in its discretion, to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such acceleration of income or additional tax.

12.ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.GOVERNING LAW

Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board, except that the Board may delegate its authority under the Plan to a committee of the Board (or one or more members of the Board), in which case references herein to the Board will refer to such committee (or members of the Board). The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: With respect to any other Person, means any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company (for the purposes of this definition, “control,” including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting securities, by agreement or otherwise).

“Award”: Any or a combination of the following:

(i)	Options.
(ii)	IARs.
(iii)	Restricted Units.
(iv)	Unrestricted Units.
(v)	Units, including Restricted Incentive Units.
(vi)	Performance Awards.
(vii)	Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Units.

“Board”: The Board of Managers of the Company.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean (i) a material breach by the

Participant of the Participant’s duties and responsibilities, or (ii) breach by the Participant of any restrictive covenant in favor of the Company or any Affiliate, or (iii) the commission by the Participant of a felony or any other crime involving moral turpitude, or (iv) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries, or (iii) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries or of any statutory or common law duty of loyalty to the Company or its subsidiaries.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Advance Holdings, LLC, a Delaware limited liability company.

“Covered Transaction”: Any of (i) a sale of all or substantially all of the Company’s and its subsidiaries’ assets, taken as a whole, to any Person (other than one of the equity holders of the Company or any Affiliate of any equity holder of the Company) or (ii) any other transaction, whether by sale of equity interests, sale of assets, merger, recapitalization, reorganization or otherwise, pursuant to which one or more Persons (other than one of the equity holders of the Company or any Affiliate of any equity holder of the Company) shall directly or indirectly own 50% or more of the voting Units, in each case in a single transaction or series of related transactions, or (iii) a dissolution or liquidation of the Company, in each case, except as otherwise determined by the Administrator. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Disability”: Total and permanent disability as defined in Code Section 22(e)(3), provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

“Employee”: Any person who is employed by the Company or by a subsidiary of the Company.

“Employment”: A Participant’s employment or other service relationship with the Company and its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by to the Company or one of its subsidiaries or a Separation from Services occurs. If a Participant’s employment or other service relationship is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award constituting “nonqualified deferred compensation” upon a termination or cessation of Employment or other service relationship, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“IAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in Units of equivalent value) equal to the excess of the fair market value of the Units subject to the right over the base value from which appreciation under the IAR is to be measured.

“Incentive Unit”: An unfunded and unsecured promise, denominated in Units, to deliver Units or cash measured by the value of Units in the future.

“Option”: An option entitling the holder to acquire Units upon payment of the exercise price.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of the Award.

“Plan”: The Advance Holdings, LLC 2013 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Incentive Units”: A Unit that is, or as to which the delivery of Units or cash in lieu of Units is, subject to the satisfaction of specified performance or other vesting conditions.

“Restricted Units”: Units subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Section 409A”: Section 409A of the Code.

“Securities Act”: Securities Act of 1933, as amended.

“Separation from Service”: Occurs as of the date on which (a) a Participant (other than an Employee of the Company or its subsidiaries) ceases to provide substantial service to the Company and its Affiliates, or (b) a Company Sale, as determined by the Administrator in its sole discretion.

“Units”: Class A Common Units of the Company.

“Unrestricted Units”: Units not subject to any restrictions under the terms of the Award.